SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2010

Voiceserve, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51877
(Commission File Number)	(IRS Employer Identification No.)

Cavendish House
 369 Burnt Oak Broadway
Edgware, Middlesex HA8 5AW
 (Address of Principal Executive Offices)(Zip Code)

44 208 136 6000
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

As of May 26, 2010 (the “Closing Date”), we raised gross proceeds of $690,000 through the sale of 2,760,000 shares of our common stock and warrants to purchase 1,380,000 shares of our common stock to certain accredited investors (the “Investors”).

The Investors entered into a securities purchase agreement for the sale of our common stock, $0.0001 par value per share (the “Securities Purchase Agreement), attached hereto as Exhibit 10.1. Pursuant to the terms of the Securities Purchase Agreement, we offered the shares for sale at a purchase price of $0.25 per share.  Each Investor also received a three year warrant to purchase a number of shares of common stock equal to fifty percent (50%) of the number of shares of common stock into which the Investor purchased in this offering at an exercise price of $0.50 per share. In connection with the Securities Purchase Agreement, the parties entered into a registration rights agreement, attached hereto as Exhibit 10.2 (the “Registration Rights Agreement,” and together with the Securities Purchase Agreement, collectively refer to as the “Financing Documents”).

The descriptions of the terms and conditions of the Securities Purchase Agreement and Registration Rights Agreement set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of such documents attached hereto as exhibits and incorporated herein by reference.

Item 3.02  Recent Sales of Unregistered Securities.

As referenced in Item 1.01, the Company entered into certain Financing Documents with certain accredited investors. Pursuant to the Financing Documents, we sold a total of 2,760,000 shares of common stock and warrants to purchase another 1,380,000 shares of our common stock for gross proceeds of $690,000. The purchase price was $0.25 per share.

The issuance of these securities were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired

N/A

(b) Pro Forma Financial Information

N/A

(c) Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement

10.2	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Voiceserve, Inc.

Date: June 1, 2010	By: /s/ Michael Bibelman
Michael Bibelman Chief Executive Officer

Date: June 1, 2010	By: /s/ Aaron Sandler
Aaron Sandler Chief Financial Officer